BERMAN & COMPANY, P.A.

Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated April 13, 2012, except for Note 1 as to which the date is June 28, 2012, on the consolidated financial statements of MusclePharm Corporation and Subsidiary, as of December 31, 2011 and 2010, included herein to Post-Effective Amendment No. 1 (Amendment No. 2) to MusclePharm Corporation's Registration Statement on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.

Boca Raton, Florida
October 4, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants